Exhibit 99.1

Information Relating to Part II, Item 14. — Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of 28,750,000 shares (inclusive of the additional 3,750,000 shares to cover over-allotments) of common stock of Dollar General Corporation at a public offering price of $39.00 per share, registered pursuant to Registration Statement on Form S-3 (Registration No. 333-165800) filed on March 31, 2010, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$128,495
Accounting Fees and Expenses	45,000
Printing Expenses	50,000
Legal Fees and Expenses	163,000
Blue Sky Fees and Expenses	5,000
Miscellaneous Expenses	8,505
Total	$400,000